Exhibit 99.1

BrainStorm Cell Therapeutics Announces Appointment of Haro Hartounian Ph.D. as Chief Operating Officer

Appointment Completes Executive Readiness for Registrational Phase 3b ALS Study Launch

NEW YORK, June 20, 2024 /PRNewswire/ -- BrainStorm Cell Therapeutics Inc. (NASDAQ: BCLI), a leading developer of adult stem cell therapeutics for neurodegenerative diseases, today announced the appointment of Hartoun Hartounian Ph.D. as its new EVP and COO, effective as of June 24, 2024.

Dr. Hartounian brings a distinguished track record with over 32 years of experience in the biopharmaceutical industry, with a focus on cell and gene therapy. His career highlights include founding and leading BioCentriq, a state-of-the-art cell and gene therapy CDMO facility, which was successfully acquired for $73 million in 2022.

Dr. Hartounian founded and managed the growth of four biotechnology companies. He has a track record of achieving aggressive goals at large pharmaceutical, contract development and manufacturing organizations, as well as at start-up biotechnology companies.

In his new role, Dr. Hartounian will oversee all operational aspects of BrainStorm Cell Therapeutics, including CMC and commercialization. He has the right skillset to enhance the company’s operational efficiency and the strategic vision to support the commercial readiness of its therapeutic platforms including NurOwn® for amyotrophic lateral sclerosis (ALS).

Chaim Lebovits, President and CEO of Brainstorm Cell Therapeutics, commented, “We are pleased to welcome Dr. Hartounian to our team. His broad experience and proven track record will be invaluable as we continue to advance NurOwn, our investigational treatment for ALS. Dr. Hartounian brings the relevant expertise at this important time for the company to help us smoothly navigate CMC and commercialization complexities and to streamline logistics.”

Dr. Hartounian stated, “I am eager to join BrainStorm Cell Therapeutics at this exciting juncture and envision a tremendous opportunity to leverage my expertise in advancing the company’s innovative therapies. I am profoundly inspired by the groundbreaking work BrainStorm Cell Therapeutics has accomplished with NurOwn®, and I am impressed by the path forward set for the upcoming registrational Phase 3b study. The potential to transform the treatment landscape for neurodegenerative diseases is immense. I am pleased to join the talented team and to work with a robust technology platform. Together, I am confident in our ability to achieve our strategic objectives and deliver significant value to our patients and stakeholders.”

Dr. Hartounian founded BioCentriq, a full-service, collaborative, revenue generating CDMO company for cell and gene therapy, focusing on all stages of process development and clinical manufacturing. He served initially as the company’s General Manager (2015 to 2022) and then as its President, CEO and a member of the Board of Directors (2022 to 2023). He led BioCentriq from inception to its $73 million acquisition by GC Holdings (Korea). From 2013 to 2015, Dr. Hartounian was CEO, Co-Founder and a member of the Board of Directors at DiaVacs, a company specializing in cell therapy for type 1 diabetes. Prior to that, from 2011 to 2013 he was CEO and Co-Founder of Allied BioVentures. From 2008 to 2011, he was also President, CEO and a member of the Board of Directors of Vyteris Inc., where he led the company through a successful turnaround, reorganization, merger, and business transformation, positioning it for growth and success in the CRO industry.

Dr. Hartounian has also been an affiliated faculty member at the New Jersey Institute of Technology in the Department of Chemistry and Environmental Sciences since 2020, as well as an adjunct faculty member in the Department of Chemical Engineering at Columbia University from 2015 to 2022.

Additionally, Dr. Hartounian holds a Ph.D. in chemical engineering with a minor in biochemistry from the University of Delaware, an M.S. in chemical engineering from the University of California and a B.S. in Chemical Engineering from Arya-Mehr University

About BrainStorm Cell Therapeutics Inc.

BrainStorm Cell Therapeutics is a leading developer of innovative autologous adult stem cell therapeutics for debilitating neurodegenerative diseases. BrainStorm Cell Therapeutics holds the rights to clinical development and commercialization of the NurOwn® technology platform used to produce autologous MSC-NTF cells through an exclusive, worldwide licensing agreement. Autologous MSC-NTF cells have received Orphan Drug designation status from the U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA) for the treatment of amyotrophic lateral sclerosis (ALS). BrainStorm Cell Therapeutics has completed a Phase 3 trial in ALS (NCT03280056); this trial investigated the safety and efficacy of repeat-administration of autologous MSC-NTF cells and was supported by a grant from the California Institute for Regenerative Medicine (CIRM CLIN2-0989), and another grant from the ALS Association and I AM ALS. BrainStorm Cell Therapeutics completed under an investigational new drug application a Phase 2 open-label multicenter trial (NCT03799718) of autologous MSC-NTF cells in progressive MS and was supported by a grant from the National MS Society (NMSS).

Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties, including the clinical development of NurOwn as a therapy for the treatment of ALS, the future availability of NurOwn to patients, and the future success of BrainStorm Cell Therapeutics. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on BrainStorm Cell Therapeutic’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. These potential risks and uncertainties include, without limitation, management’s ability to successfully achieve its goals, BrainStorm’s ability to raise additional capital, BrainStorm Cell Therapeutic’s ability to continue as a going concern, prospects for future regulatory approval of NurOwn, whether BrainStorm Cell Therapeutic’s future interactions with the FDA will have productive outcomes, and other factors detailed in BrainStorm Cell Therapeutic’s annual report on Form 10-K and quarterly reports on Form 10-Q available at http://www.sec.gov. These factors should be considered carefully, and readers should not place undue reliance on BrainStorm Cell Therapeutic’s forward-looking statements.

The forward-looking statements contained in this press release are based on the beliefs, expectations, and opinions of management as of the date of this press release. We do not assume any obligation to update forward-looking statements to reflect actual results or assumptions if circumstances or management’s beliefs, expectations or opinions should change, unless otherwise required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

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CONTACTS

Media:
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SOURCE BrainStorm Cell Therapeutics Inc.